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                                                                   Exhibit 10.ah

                          MAINE & MARITIMES CORPORATION

                          EMPLOYEE RETENTION AGREEMENT

     THIS EMPLOYEE RETENTION AGREEMENT dated as of _________, _____ (this "Agreement") is entered into between Maine & Maritimes Corporation, a Maine corporation (the "Company"), and [INSERT NAME OF EXECUTIVE] (the "Executive") (the Company and Executive are sometimes referred to as "Party" or collectively "Parties").

                                    RECITALS

     WHEREAS, the Executive, has been employed by the Company in a management capacity for approximately __ years and is now its [TITLE]; and

     WHEREAS, the Board of Directors of the Company has determined this Agreement to be in the best interests of the stockholders of the Company, in order to encourage the attention and dedication of the Executive to his assigned duties with the Company without distraction in connection with potentially disruptive circumstances arising from the possibility of a Change in Control (as defined herein) or certain other events specified in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Company and the Executive agree as follows:

Section 1.     CERTAIN DEFINITIONS

     As used herein, the following terms have the indicated meanings:

       (1) "CAUSE" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Company after a written notice is delivered to the Executive by the Company, which notice specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties; or (ii) the willful engaging by the Executive in gross misconduct that is injurious to the Company, monetarily or otherwise (including, without limitation, the Executive's conviction, by a court of competent jurisdiction, of a crime adversely reflecting on the Executive's honesty, trustworthiness or fitness to carry out the responsibilities of his position with the Company). An act, or failure to act, on the Executive's part shall be deemed "willful" where such act is done, or not done, by the Executive: (i) in the absence of good faith; or (ii) without a reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

       (2) For the purpose of this definition ("CHANGE IN CONTROL") only, the term "Company," first defined above, shall also be defined to include Maine Public Service Company in addition to its parent, Maine & Maritime Corporation. A "CHANGE IN CONTROL" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

               (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their

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     ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent or more of the combined voting power of the Company's then-outstanding voting securities;

               (b) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are persons who either (A) are directors of the Company as of the date hereof or (B) were elected after nomination by a majority of the directors of the Company on the date hereof and directors so elected previously;

               (c) any merger or consolidation of the Company, approved by the stockholders of the Company, with any other corporation; OTHER THAN:

                    (A) any such merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation, continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent of the combined voting power of the voting securities (entitled to vote generally for the election of directors) of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation, or subsequently at any time as contemplated by or as a result of, such merger or consolidation; or

                    (B) any such merger or consolidation where such merger or consolidation is effected to implement a recapitalization or reincorporation of the Company (or similar transaction) in which no "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires fifty percent or more of the combined voting power of the Company's then-outstanding voting securities;

               (d) any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's stock, would be converted into cash, securities or other property; OTHER THAN a merger or consolidation of the Company in which the stockholders of the Company immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation or parent entity immediately after the merger or consolidation;

               (e) except as described in paragraph __, below, the Company ceases to be a reporting company pursuant to Section 13 (a) of the Securities Exchange Act of 1934 as amended, or any similar successor provision;

               (f) the number of the Company's Outside Directors, as defined below, is decreased by more than fifty percent in any twenty-five month period or the number of the Company's directors increased in such a manner that the Outside Directors constitute less than a majority of the Board;

               (g) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange, liquidation, disposition or other transfer (in one transaction or a series of transactions) by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

               (h) further, a "CHANGE IN CONTROL" shall NOT be deemed to occur if the conditions set forth in any one of the following sub-paragraphs shall have been satisfied:

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                    (A)  a merger, consolidation or reorganization of the
     Company if, upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company's common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

       (3) "GOOD REASON" for termination by the Executive of the Executive's employment shall mean the occurrence of any one of the following acts unless such act is corrected prior to the Termination Date specified in the Termination Notice given in respect thereof or, in the case of paragraph (d) below, such act is not objected to in writing by the Executive within four months after notification by the Company to the Executive of the Company's intention to take the action contemplated by such paragraph (d):

               (a)  the assignment of duties to the Executive which:

                    (i) are materially different from his duties immediately prior to the Change in Control, or

                    (ii) result in his having significantly less authority or
                         responsibility than he had prior to the Change in Control;

               (b) the Executive's removal from, or any failure to re-elect him to, any position he held immediately prior to the Change in Control;

               (c) a reduction of the Executive's annual base salary in effect on the date of the Change in Control or as the same may be increased from time to time thereafter;

               (d) the Company's transferring or assigning the Executive to a place of employment more than one hundred miles from Presque Isle, Maine, except where: (1) such transfer or assignment is to a subsidiary or affiliate entity location, consistent with the Executive's duties; and (2) in connection with required business travel to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control;

               (e) the Company's failure to provide the Executive with substantially the same health, life and other employee benefit plans, programs and arrangements (specifically including the Company's compensation and incentive plans, as the same may be amended in the future), and substantially the same perquisites of employment, as provided to him immediately prior to the Change in Control or as the same may be increased thereafter;

               (f) the Company's failure to provide the Executive with substantially the same support staff as provided to him immediately prior to the Change in Control; or

               (g) the Company's failure to increase the Executive's salary, employee benefits or perquisites of employment in a manner or amount commensurate with increases provided to the Company's other executive officers.

       (4) "OUTSIDE DIRECTORS" an "OUTSIDE DIRECTOR" as of a given date, shall mean a member of the Company's board of directors who has been a director of the Company throughout the six month period prior to such date and who has not been an employee of the Company at any time during such six month period.

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       (5)     "TERMINATION DATE" shall have the meaning stated in Section 2(2).

       (6)     "TERMINATION NOTICE" shall have the meaning stated in
Section 2(1).

Section 2.     TERMINATION PROCEDURES

       (1) TERMINATION NOTICE. Any purported termination of the Executive's employment (other than by reason of death or at will termination) shall be communicated by a written notice of the terminating party (a "Termination Notice") in accordance with Section 6(2).

       (2) TERMINATION DATE. "Termination Date" shall mean the date as of which the Executive's employment is to terminate as specified in the Termination Notice, which, in the case of a termination by the Company otherwise than for Cause, may be the same date of the Termination Notice and, in the case of a termination by the Executive, shall not be less than fourteen days nor more than sixty days, respectively, from the date the Termination Notice is given, unless otherwise agreed to by the parties.

Section 3.     BENEFITS UPON CERTAIN TERMINATIONS

       (1) GENERAL. If a Change of Control occurs and, within one year following the occurrence of such Change of Control (i) the Company terminates the Executive's employment for any reason other than for Cause, or (ii) the Executive terminates his employment for Good Reason, then in lieu of any further salary payments to the Executive for periods subsequent to the Termination Date, the Company shall provide the Executive with the following:

               (a) Within thirty business days after the Termination Date, a lump sum cash payment equal to the sum of: (i) one hundred percent (X00%) of the Executive's annual base salary in effect upon the Change in Control or the date of the Termination Notice, whichever is higher, and (ii) __ hundred percent (X00%) of the bonus award the Executive would have received for the year in which such termination occurs pursuant to the Company's Incentive Compensation Plan, assuming that his employment had not terminated and that for such year all applicable performance goals will be met. In the event any portion of this award depends on goals that cannot be determined until the close of the plan year, then payment of that amount shall be made within thirty days after the goal has been determined.

               (b) The continuation of the Executive's participation and the participation of his dependants (to the extent they were participating on the date of the Termination Notice) in the Company's health, life, disability and other employee benefit plans, programs and arrangements (excluding the Pension Plan and the Non-Union Retirement Savings Plan) for a period of twenty-four (24) months after such termination as if he were still employed during such period; provided, however, if such participation in any such plan, program or arrangement is specifically prohibited by the terms thereof, the Company shall provide the Executive (and his dependants) with benefits substantially similar to those which he was entitled to receive under such plan, program or arrangement immediately prior to his termination of employment. Additionally, at the end of any period of such coverage, the Executive shall have the right to have assigned to him, for the cash surrender value thereof, any assignable insurance owned by the Company on the life of the Executive. For purposes of this paragraph 3(b), any employee benefit determined with reference to the Executive's compensation or earnings shall be based on his annual base salary unless otherwise provided under the terms of the applicable employee benefit plan, program or arrangement.

       (2) DEATH, AT WILL TERMINATION. Notwithstanding any provision of this Agreement to the contrary, no benefits are payable hereunder upon the Executive's death prior to: (1) the involuntary

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termination of his employment with the Company for Cause or otherwise, or (2)
the voluntary termination by the Executive of the Executive's employment with the Company for Good Reason. No benefits are payable hereunder upon the Company's at will termination of employment for reasons other than those set forth in this Agreement.

Section 4.     TERM OF AGREEMENT

       This Agreement initially shall continue in effect until the third anniversary of the date hereof.

Section 5.     SUCCESSORS

       In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

Section 6.     MISCELLANEOUS

       (1) AMENDMENTS. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto.

       (2) NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed), or by courier service and shall be effective upon receipt if addressed or sent as follows:

               To the Company:    Maine & Maritimes Corporation
                                  Fax:
                                       ------------------------
                                  Attention:
                                             ------------------

               To the Executive:  [INSERT NAME AND MAILING ADDRESS OF EXECUTIVE]
                                  Fax:
                                       ------------------------

or to such other address or person as may be designated in writing by a party, by a notice given to the others as aforesaid.

       (3) NO ADDITIONAL EFFECT. Except as expressly provided herein, nothing contained herein shall be construed to provide the Executive with any specific period of employment, right to be retained in the service of the Company or other rights, nor shall this Agreement be construed to otherwise limit the rights of the Company to discharge or take other action with respect to the Executive. The Executive hereby acknowledges that he or she remains an employee at will of the Company and that any rights of the Executive arising under this Agreement arise only upon the circumstances specifically set forth in this Agreement.

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       (4)     CONSTRUCTION. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described. The Outside Directors shall have the authority to construe and interpret this Agreement on behalf of the Company, and any such determination by the Outside Directors shall be the conclusive construction on behalf of the Company.

       (5) ENTIRE AGREEMENT, ASSIGNABILITY, ETC. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, including without limitation prior employee continuity agreements, and understandings, both written and oral, between the parties with respect to the subject matter hereof, (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (iii) shall not be assignable by operation of law or otherwise. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely among the parties to this Agreement.

       (6) VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

       (7) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maine, regardless of the laws that otherwise might govern under applicable principles of conflicts of laws thereof.

       (8) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

       (9) FUNDING. This Agreement shall not be construed to create or require the Company to create a trust or to otherwise act to fund the amounts payable hereunder.

       (10) LIMITATION ON AMOUNT TO BE PAID. If payment of any amount under this Agreement would cause the Executive to be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code (as amended from time to time) or the regulations thereunder, then such amount shall not be paid to the extent necessary to avoid the imposition of such tax. The preceding sentence shall apply only if the aggregate amount payable to the Executive or for his or her benefit under this Agreement, after payment of such excise tax, would be less than the aggregate amount payable in accordance with the preceding sentence.

       (11) ARBITRATION. The Parties agree to resolve all disputes arising under this Agreement in arbitration as follows:

       (a) Any arbitration under this Agreement, and any related judicial proceeding, shall be initiated and shall proceed pursuant to the provisions of the Maine Uniform Arbitration Act (the "Act") and, to the extent consistent with the Act, the then prevailing rules of the American Arbitration Association (the "Association") for labor and employment contracts. To initiate arbitration hereunder, demand shall be given in writing to the Association and the other Party no later than one year after the claim arises. Any claim for which such demand is not made within one year after the claim arises shall be barred and discharged.

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       (b)     Any arbitration under this Agreement shall be before a single arbitrator mutually acceptable to the Parties, and an award in such arbitration may include only damages which the arbitrator determines to be due under express provisions of this Agreement. The arbitrator shall have no authority to award any other damages including without limitation, consequential and exemplary damages. Any award in arbitration shall be subject to enforcement and appeal pursuant to the Act.

       (c) The Parties shall share equally all costs and fees charged by the Association or the arbitrator.

       (12) EXECUTION OF FURTHER DOCUMENTS. In the event the Executive receives payments or benefits pursuant to this Agreement and the Company's legal counsel deems it necessary for the Company to receive a release or other acknowledgement the Executive agrees to execute any such document as may be reasonably required as a condition of his/her receipt of such payment or benefits.

       IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                              MAINE & MARITIMES CORPORATION


                                              -----------------------------
                                              By:
                                              Title:


                                              EXECUTIVE


                                              -----------------------------
                                              Name:


Employees Who Have Executed Above Employee Retention Agreement with either MAM or MPS*:

Executive                                                                       Effective Date
---------                                                                       --------------
Annette N. Arribas, VP Investor Relations and Treasurer                         12/15/04
John P. Havrilla, VP of Corporate Strategy and Chief Development Officer        09/05/03
Brent M. Boyles, President of MPS*                                              09/05/03
Patrick C. Cannon, General Counsel*                                             12/15/04
Michael A. Eaton, VP of Information and Technology Management*                  12/17/04
Mark H. Hovey, VP of Human Resources and Organizational Development*            12/14/04
Kurt A. Tornquist, Senior VP and Chief Financial Officer of MPS*                09/05/03
Michael I. Williams, Acting Chief Financial Officer*                            12/15/04
Thomas N. Yoder, VP and Chief Operating Officer of Maricor Technologies         08/12/05
Richard F. Landry, Principal Financial Officer of The Maricor Group             08/03/05